Exhibit 99.1

News Release

American Homes 4 Rent Further Refreshes the Composition of its Board of Trustees

Appoints Fourth Independent Trustee Since 2019

Refreshment Process to Continue with Additional Independent Trustee Appointment before end of 2020

AGOURA HILLS, Calif., August 7, 2020 – American Homes 4 Rent (NYSE: AMH), a leading provider of high-quality single-family homes for rent, today announced that Lynn C. Swann has been appointed as an independent trustee of the Board. He will serve on the Company’s Audit Committee and Nominating and Corporate Governance Committee.

The addition of Mr. Swann, which increases the size of the Board of Trustees to 12 members, fulfills the Company’s previously announced commitment to add an additional independent trustee ahead of its 2021 Annual Meeting. With Mr. Swann’s appointment, the American Homes 4 Rent Board has added four independent directors since the beginning of 2019, including the election of homebuilding industry veteran Matthew R. Zaist in February 2020. In addition, Kenneth M. Woolley was named independent Chairman of the Board in May 2020.

As part of its ongoing refreshment process, the Board intends to appoint another independent trustee later this year, further enhancing the diverse experience and independence of the Board.

“We are pleased to add a leader of Lynn’s experience and caliber to the AH4R Board,” said David Singelyn, American Homes 4 Rent’s Chief Executive Officer and Trustee. “Lynn brings extensive public company board experience as well as considerable expertise in business, marketing and civic engagement. We look forward to benefitting from his insights in the boardroom as we continue to successfully execute on our strategy, delivering superior returns for the Company’s shareholders and creating homes and communities that bring all of our stakeholders together.”

Kenneth M. Woolley, Chairman of the AH4R Board of Trustees, stated, “Board refreshment is an ongoing commitment for us, and we appreciate the ideas and suggestions we have received from the Company’s shareholders. We understand the value of having experienced, diverse, and independent perspectives in our boardroom and have taken significant steps to ensure the Board reflects an appropriate mix of backgrounds. We look forward to further advancing our refreshment efforts, increasing the independence of the Board, and continuing to oversee the successful execution of the Company’s strategy to drive growth and create value.”

About Lynn C. Swann

Mr. Swann currently serves as a director for Evoqua Water Technologies. He previously served on the boards of Fluor Corporation, Caesars Entertainment Corp., Hershey Entertainment and Resorts, H.J. Heinz, the PGA of America and American Homes 4 Rent. Mr. Swann is also president of Swann, Inc., a marketing and consulting firm that he founded in 1976.

Prior to his extensive public company board experience, Mr. Swann played nine seasons for the Pittsburgh Steelers and was elected to the Pro Football Hall of Fame in 2001. Additionally, he served as an on-air sports broadcaster for the American Broadcast Company (ABC-TV) for nearly 30 years. Mr. Swann also previously served as Chairman of the national board of Big Brothers Big Sisters of America. President George W. Bush appointed Mr. Swann as the Chairman of the President’s Council on Fitness, Sports and Nutrition, where he served from 2002 to 2005.

About American Homes 4 Rent

American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is a nationally recognized brand for rental homes, known for high-quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing and operating attractive, single-family homes as rental properties. As of June 30, 2020, we owned 53,000 single-family properties in selected submarkets in 22 states.

Additional information about American Homes 4 Rent is available on our website at http://www.ah4r.com.

Contacts:

American Homes 4 Rent

Media Relations

Megan Grabos

Phone: (805) 413-5088

Email: media@ah4r.com

American Homes 4 Rent

Investor Relations

Anne McGuinness

Phone: (855) 794-2447

Email: investors@ah4r.com